Exhibit 5.1

May 3, 2006

Embarq Corporation

5454 W. 110th Street

Overland Park, Kansas 66211

Ladies and Gentlemen:

We have acted as counsel to Embarq Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 3,500 shares of restricted common stock, par value $0.01 per share, of the Company (the “Restricted Stock”), 371,500 restricted stock units of the Company (the “Restricted Stock Units”) and 371,500 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). The Restricted Stock and Restricted Stock Units will be subject to or issued under the Embarq Corporation 2006 Equity Incentive Plan (the “Equity Plan”), as described in the Registration Statement. The Restricted Stock will be issued to Sprint Nextel Corporation (“Sprint Nextel”) pursuant to the terms of the Separation and Distribution Agreement (the “Distribution Agreement”) by and between the Company and Sprint Nextel dated as of May 1, 2006. The Restricted Stock will subsequently be distributed by Sprint Nextel to its stockholders of record, as described in the Registration Statement. The Common Stock will be issued pursuant to the terms of the respective Restricted Stock Units and the Equity Plan, as described in the Registration Statement.

In our capacity as such counsel, we have examined (1) the Registration Statement, (2) the Company’s Amended and Restated Certificate of Incorporation, (3) the Company’s Amended and Restated Bylaws, (4) the Distribution Agreement and (5) the Equity Plan, the latter four of which have been filed with the Commission as, or incorporated by reference to, exhibits to the Registration Statement.

We have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinion hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to be

Embarq Corporation

May 3, 2006

accurate and to have been given properly. We have relied, as to the matters set forth therein, on certificates and telegrams of public officials and representatives of the Company and Sprint Nextel.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Restricted Stock, the Restricted Stock Units and the Common Stock have been duly and validly authorized, and when (i) the Registration Statement has become effective under the Securities Act and (ii) the Restricted Stock, the Restricted Stock Units and the Common Stock are issued in the manner described in the Registration Statement, such Restricted Stock, Restricted Stock Units and the Common Stock will be legally issued, fully paid and nonassessable.

This opinion is limited in all respects to the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement.

Very truly yours,

/s/ King & Spalding